EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges
                                   2003 - 1999

                          (in thousands, except ratios)

                                                                                       Year Ended December 31,
                                                            ------------------------------------------------------------------------
                                                               2003            2002            2001            2000           1999
                                                            ----------      ----------      ----------      ----------      --------
Earnings as defined:
   Profit before tax as reported .....................      $1,121,849      $1,073,623      $  895,385      $  911,617      $673,708
   Add: Dividends from affiliates ....................          15,947          17,185          28,378          39,222        10,485
        Interest expense .............................          57,932          45,509          90,918         116,681        84,908
        Interest factor (re: rentals)(a)  ............         162,644         154,476         150,914         131,594       113,861
                                                            ----------      ----------      ----------      ----------      --------
Total earnings .......................................      $1,358,372      $1,290,793      $1,165,595      $1,199,114      $882,962
                                                            ==========      ==========      ==========      ==========      ========

Fixed charges as defined:
   Interest expense ..................................      $   57,932      $   45,509      $   90,918      $  116,681      $ 84,908
   Interest factor (re: rentals)(a) ..................         162,644         154,476         150,914         131,594       113,861
                                                            ----------      ----------      ----------      ----------      --------
Total fixed charges ..................................      $  220,576      $  199,984      $  241,832      $  248,275      $198,768
                                                            ==========      ==========      ==========      ==========      ========

Ratio of earnings to fixed charges ...................            6.16            6.45            4.82            4.83          4.44

----------
(a) The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.


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